No Offer or Solicitation

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed merger between Enersis Américas S.A. (“Enersis Américas”) and Endesa Américas S.A. (“Endesa Américas”).

Important Information For Investors and Shareholders

In connection with the proposed merger, Enersis Américas has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 (Registration No. 333-211405) containing a preliminary prospectus of Enersis Américas that also constitutes a preliminary joint information statement of Enersis Américas and Endesa Américas regarding the proposed merger (the “preliminary prospectus/information statement”). The information contained in the preliminary prospectus/information statement is not complete and may be changed and the registration statement has not been declared effective by the SEC. Each of Enersis Américas and Endesa Américas may file with the SEC other documents in connection with the proposed merger.

This communication is not a substitute for the definitive prospectus/information statement that Enersis Américas and Endesa Américas will file with the SEC, which will contain important information, including detailed risk factors.  The definitive prospectus/information statement (when available) will be sent to shareholders and holders of American Depositary Receipts (ADRs) of Enersis Américas and Endesa Américas. INVESTORS AND SECURITY HOLDERS OF ENERSIS AMÉRICAS AND ENDESA AMÉRICAS ARE URGED TO READ THE DEFINITIVE PROSPECTUS/INFORMATION STATEMENT AND OTHER DOCUMENTS THAT ARE FILED OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the definitive prospectus/information statement and other documents filed with the SEC by Enersis Américas and Endesa Américas on the SEC’s website at www.sec.gov. Copies of the definitive prospectus/information statement and the other documents filed with the SEC by Enersis Américas will also be available free of charge on the Enersis Américas Investor Relations website at www.enersisamericas.cl or by contacting Enersis Américas S.A. at Santa Rosa 76, Piso 15, Santiago, Chile, Attention: Investor Relations or by phone at +56 2 2353 4400 or by E-mail at ir.enersis@enel.com. Copies of the definitive prospectus/information statement and the other documents filed with the SEC by Endesa Américas will be available free of charge on the Endesa Américas Investor Relations website at www.endesaamericas.cl or by contacting Endesa Américas S.A. at Santa Rosa 76, Piso 15, Santiago, Chile, Attention: Investor Relations or by phone at +56 2 2630 9000 or by E-mail at ir.endesacl@enel.com

Enersis Américas S.A.

SIGNIFICANT EVENT

Securities Registry Registration N° 175

Santiago September 1, 2016

Ger. Gen. N° 56/2016

Mr. Carlos Pavez Tolosa

Superintendent of Securities and Insurance

Superintendence of Securities and Insurance

Avenida Alameda Bernardo O’Higgins No. 1449

Santiago, Chile

Ref.: Significant Event

Dear Sir:

Pursuant to the provisions of articles 9 and 10, paragraph two, of Securities Market Law No. 18,045, and to the provisions of General Norm No. 30 of that Superintendence, and exercising the powers conferred upon me, I inform you, on an essential fact basis, that Enersis Américas S.A. (“Enersis Américas” or the “Company”) considers it timely to clarify a statement made in the Significant Event submission (hecho esencial) filed yesterday by the Company, in the following manner:

Enersis Américas announced yesterday that the price per share to be paid in the Tender Offer is 300 Chilean pesos.  The hecho esencial also made reference to the “approval” process with the Securities and Exchange Commission (the “SEC”) relating to the Tender Offer and the Merger.  The Company clarifies that the SEC does not approve documentation or price in connection with a tender offer or merger. The SEC must declare effective a registration statement relating to the Merger prior to the dissemination to shareholders of definitive information statement/prospectus relating to the Merger.

Given the relationship of the Tender Offer to the Merger,  Enersis Américas believes that it may not increase the Tender Offer price following a declaration of effectiveness of the Merger registration statement and provide investors sufficient time to receive relevant information regarding the Tender Offer and the Merger prior to the shareholders' meeting to vote on the Merger scheduled to be held on September 28, 2016. The intention of the disclosure in the hecho esencial  dated August 31, 2016 was to advise investors that Enersis Américas does not intend to make any further changes in the Tender Offer price in connection with the scheduled vote on the Merger on September 28, 2016.

Cordially,

Luca D’Agnese

Chief Executive Officer

 c.c. Central Bank of Chile

 Santiago Stock Exchange

 Chilean Electronic Stock Exchange

 Valparaíso Stock Exchange

 Banco Santander Santiago – Bondholders Representatives

 Central Securities Depositary

 Risk Classification Commission

 National Economic Prosecutor's Office